Exhibit 99.1

MBIA Inc.
113 King Street,
Armonk, NY 10504
Tel 914-273-4545

[GRAPHIC APPEARS HERE]		NEWS RELEASE

Contact:	Michael C. Ballinger	FOR IMMEDIATE RELEASE
(914) 765-3893

MBIA ANNOUNCES SETTLEMENTS WITH THE SEC, THE NEW YORK ATTORNEY GENERAL AND THE NEW YORK STATE INSURANCE DEPARTMENT

ARMONK, New York – January 29, 2007 — MBIA Inc. (NYSE: MBI) and MBIA Insurance Corporation announced today that they have concluded civil settlements with the Securities and Exchange Commission (SEC), the New York State Attorney General’s Office (NYAG), and the New York State Insurance Department (NYSID) with respect to transactions entered into by MBIA in 1998 following defaults on insured bonds issued by the Allegheny Health, Education and Research Foundation (AHERF).

Gary C. Dunton, MBIA chief executive officer, said, “We are pleased that the AHERF-related investigations are finally behind us. MBIA cooperated fully with the regulators to resolve these matters, and we are grateful for the strong support of our employees, clients, shareholders and investors in MBIA-insured bonds during the long period while the investigations were being resolved. We are committed to earning their loyalty every day through our tradition of high integrity and excellent customer service as befits an industry leader.”

The terms of the settlements, under which MBIA neither admits nor denies wrongdoing, include:

•	A restatement, which was completed and reported in MBIA’s third quarter 2005 earnings release, of MBIA’s GAAP and statutory financial results for 1998 and subsequent years related to the agreements with AXA Re Finance S.A. (AXA Re) and Muenchener Rueckversicherungs-Gesellshaft (Munich Re);

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Payment of penalties and disgorgement totaling $75 million, of which $60 million will be distributed to MBIA shareholders pursuant to the Fair Fund provisions of the Sarbanes-Oxley Act of 2002 and $15 million will be paid to the State of New York.

The Company accounted for the $75 million in penalties and disgorgement as a charge in the third quarter of 2005;

•	MBIA’s consent to a cease and desist order with respect to future violations of securities laws;

•	A report by MBIA’s independent auditors, PricewaterhouseCoopers (PwC), to MBIA’s board of directors, the SEC staff, the NYAG and the NYSID concerning MBIA’s accounting for and disclosure of advisory fees and the assets of certain conduits; and

•	Retention of an Independent Consultant (IC) to review and report to the SEC, the NYAG and the NYSID on the evaluation previously undertaken at the direction of the Audit Committee of MBIA’s board of directors by Promontory Financial Group LLC of MBIA’s controls, policies and procedures with respect to compliance, internal audit, governance, risk management and records management, the Company’s implementation of Promontory’s recommendations; MBIA’s accounting for and disclosure of its investment in Capital Asset Holdings GP, Inc. (Capital Asset); and MBIA’s accounting for and disclosure of its exposure to the US Airways 1998-1 Repackaging Trust and any other transaction in which MBIA paid or acquired all or substantially all of an issue of insured securities other than as a result of claim under the related policy.

The settlements have brought the AHERF-related investigations against the Company to a close.

PwC completed and submitted to the SEC, the NYAG and the NYSID its report with respect to advisory fees and conduits. The report was reviewed by the regulatory agencies and has now been submitted in its final form. The Company does not anticipate further regulatory action with respect to the matters covered by the report.

The Independent Consultant began work in the summer of 2006 and is currently reviewing the matters described above. MBIA does not anticipate any further enforcement action against the Company with respect to any of the matters being reviewed by the Independent Consultant or with respect to any of the other matters that were under investigation. The Independent Consultant’s work is ongoing, however, and the outcome and completion of the IC’s work cannot be predicted. The Company is committed to a process for the review and implementation of the Independent Consultant’s conclusions and recommendations.

MBIA made its original investment in Capital Asset in 1996 and increased that investment in December 1998, when it acquired the founder’s interest in Capital Asset and became majority owner. It issued financial guarantee policies on three securitizations of Capital Asset tax liens in 1997, 1998 and 1999. All of the financial guarantee policies have been extinguished.

In 1998, MBIA insured Series A Notes issued by the US Airways 1998-1 Repackaging Trust, which held equipment trust certificates for 21 aircraft leased by US Airways (ETCs). In 2002, following the filing for bankruptcy protection by US Airways, MBIA voluntarily paid the Series A Notes before a claim was made under its insurance policy, and foreclosed on and purchased the ETCs in the Repackaging Trust. Because there had been no claim under its policy and the payment of the Series A Notes was voluntary, MBIA accounted for the cost of foreclosing on and purchasing the ETCs as an investment rather than as a paid loss for both statutory and GAAP purposes. In 2005, in response to the findings of the NYSID in the quadrennial examination for the period ended December 31, 2003, MBIA changed its statutory accounts to classify the cost of foreclosing on and purchasing the ETCs as a paid loss; this change in classification had no impact on its financial results for any period.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. MBIA has offices in London, Madrid, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA’s Web site at http://www.mbia.com.

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